Exhibit 99.2

GENESCO INC.

CHIEF FINANCIAL OFFICER’S COMMENTARY

FISCAL YEAR 2013 FIRST QUARTER ENDED APRIL 28, 2012

Consolidated Results

Sales

First quarter net sales increased 25% to $600 million from $482 million in the first quarter of fiscal 2012. Same store sales increased 9%. Excluding sales of $70 million in the quarter from our Schuh U.K. acquisition in June 2011, sales growth in the quarter was 10%.

Direct (catalog and e-commerce) sales for the first quarter increased 8% on a comparable basis. Total direct sales, including Schuh U.K. e-commerce sales, increased 67% and represented about 5% of consolidated net sales for the quarter.

Through May 19, fiscal May same store sales increased 7% and direct sales increased 5% on a comparable basis.

Gross Margin

First quarter gross margin was 51.5% this year compared with 51.4% last year.

SG&A

Selling and administrative expense for the first quarter decreased by 40 basis points to 45.5% of sales from 45.9% for the same period last year, reflecting the leveraging primarily of occupancy expenses and selling salaries in the quarter, partially offset by higher bonus accruals. Included in expenses this quarter is $3.0 million, or $0.12 per diluted share, in amortization of deferred purchase price in the Schuh U.K. acquisition. These payments, totaling £25 million, are due in June 2014 and 2015 if the noteholders remain employed until the payment dates. As we have discussed before, because of the retention feature, U.S. GAAP requires these deferred purchase price payments to be expensed as compensation. This is a non-cash expense until the payment conditions are satisfied. Without this expense, SG&A as a percent of sales fell to 45.0% from 45.9% last year, or a 90 basis point improvement in leverage. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Also included in this year’s SG&A expense, but not eliminated from the adjusted number, is $2.5 million, or $0.08 per share, related to a contingent bonus payment provided for in the Schuh U.K. acquisition. The purchase agreement calls for a further payment of up to £25 million to members of the Schuh U.K. management group after four years if they have achieved certain earnings targets above the planned earnings on which we based our purchase price calculation. As we have discussed previously, there will be quarterly accruals for a portion of this payment, reflecting an estimate of the probability, based on Schuh U.K.’s performance, that it will be earned.

Asset Impairments and Other

“Asset Impairment and Other” charges were $0.1 million in the first quarter this year compared to $1.2 million last year.

Operating Income

Genesco’s operating income was $36.0 million in the first quarter compared with $25.5 million in the first quarter last year. Operating income this year included the asset impairment and other charges of $0.1 million and $3.0 million of Schuh U.K.’s acquisition-related deferred purchase price payments discussed above. Last year, operating income included $1.2 million of asset impairment and other charges. Excluding these items from both periods, operating income was $39.1 million for the first quarter this year compared with $26.8 million last year. This represents a 46% increase in operating income. Adjusted operating margin was 6.5% of sales this quarter compared with 5.6% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Interest Expense

Net interest expense for the quarter was $1.1 million, compared with $0.5 million for the same period last year, reflecting interest on the additional debt assumed in connection with the Schuh U.K. acquisition.

Pretax Earnings – Total GCO

Pretax earnings for the quarter were $34.9 million, including the approximately $3.1 million of asset impairment and other charges and the amortization of the deferred purchase price associated with the Schuh U.K. acquisition discussed above. Last year, first quarter pretax earnings were $25.0 million, which reflected approximately $1.2 million of asset impairment and other charges. Excluding these items from both years’ results, pretax earnings for the quarter were $38.0 million this year compared to $26.3 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Earnings From Continuing Operations

Earnings before discontinued operations were $20.8 million, or $.86 per diluted share, in the first quarter this year, compared to earnings of $15.0 million, or $.63 per diluted share, in the first quarter last year. Excluding the items discussed above and adjusting for this year’s lower tax rate, earnings from continuing operations were $23.8 million, or $.98 per diluted share in this year’s first quarter, compared with $15.7 million, or $0.67 per diluted share in last year’s first quarter. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the first quarter increased 8%, to $183 million, compared to $170 million in the first quarter last year.

Same store sales for the quarter increased 4% this year on top of a 16% increase in the same quarter a year ago. E-commerce sales for the Group increased 2% in the quarter compared with an increase of 42% last year. Through May 19, May same store sales increased 5% and e-commerce sales decreased 4%.

The Group’s gross margin as a percent of sales increased 140 basis points compared to last year. SG&A expense as a percent of sales was down 90 basis points due to strong expense leverage, primarily of rent expense and selling salaries.

The Group’s operating income for the first quarter improved to $19.2 million, or 10.5% of sales, from $14.0 million, or 8.3% of sales, last year in the quarter.

Journeys Group

Journeys Group’s sales for the quarter increased 13% to $264 million from $235 million for the first quarter last year. Direct sales on a comparable basis increased 5% compared with 29% in the first quarter last year. Same store sales increased 12% compared with 14% in last year’s first quarter. Through May 19, May same store sales increased 10% and e-commerce and catalog sales increased 4%.

Average selling prices for footwear in Journeys stores open for at least 12 months increased 9% in the quarter.

Gross margin for the Journeys Group was up 50 basis points in the quarter. This was due in part to lower markdowns.

The Journeys Group’s SG&A expense decreased as a percent of sales by 160 basis points, due primarily to the leveraging of rent expense, depreciation, and selling salaries.

The Journeys Group’s operating income for the quarter improved to $25.3 million from $17.5 million last year. Operating margin was 9.6% compared with 7.4% last year.

Schuh U.K.

Schuh U.K.’s performance exceeded our expectations for the quarter. Sales were $70 million. The operating loss was ($3.0) million, which included the $3.0 million amortization of the deferred purchase price referred to above. Excluding that amount, but including the contingent acquisition bonus accrual of approximately $2.5 million, or about 3.5% of sales, operating income was essentially zero.

Johnston & Murphy Group

Johnston & Murphy Group’s first quarter sales increased 7%, to $51 million, compared to $48 million in the first quarter last year.

Johnston & Murphy’s wholesale sales increased 14% during the quarter. Same store sales for the Johnston & Murphy retail stores increased 4% on top of a 10% increase last year. E-commerce and catalog sales increased 20% in the quarter. Through May 19, May same store sales were flat and e-commerce and catalog sales increased 17%.

Gross margin decreased by about 110 basis points for the quarter due in part to a change in sales mix. SG&A expense as a percent of sales decreased by 290 basis points. Operating income increased to $4.0 million, compared with $2.9 million in the first quarter last year. Operating margin increased to 7.8% from 6.0% last year.

Licensed Brands

Licensed Brands’ sales increased 8% to $31 million in the first quarter, compared to $29 million in the first quarter last year. Gross margin was down 90 basis points due primarily to increased manufacturing costs out of China.

SG&A expense as a percent of sales, which included increased bonus accruals, was down 20 basis points.

Operating income for the quarter was $3.4 million, or 10.8% of sales, compared with $3.3 million, or 11.4% of sales, in the first quarter last year.

Balance Sheet

Cash

Cash at the end of the first quarter was $55 million compared with $57 million at the same time last year. We ended the quarter with $36 million in debt compared with none last year. All of the debt represents the remaining amount of U.K. debt assumed in connection with the Schuh U.K. acquisition. Since the June 2011 acquisition, we have paid down $12 million of the U.K. debt assumed.

Inventory

Inventories increased 20% in the first quarter on a year-over-year basis on a 25% sales increase.

Equity

Equity was $752 million at quarter-end, compared with $644 million at the end of last year’s first quarter.

Capital Expenditures

For the first quarter, capital expenditures were $14.1 million and depreciation was $14.4 million. During the first quarter, we opened 16 new stores and closed 17 stores. We ended the quarter with 2,386 stores compared with 2,291 stores in the first quarter last year, or an increase of 4.1%. Square footage increased 11.6% on a year-over-year basis. Excluding the Schuh U.K. acquisition, square footage increased 2.5% year-over-year. The store count as of April 28, 2012 included:

891	Lids stores (including 84 stores in Canada)

70	Lids Locker Room stores (including 1 store in Canada)

40	Lids clubhouse stores

814	Journeys stores (including 18 in Canada)

152	Journeys Kidz stores

53	Shï by Journeys stores

135	Underground by Journeys stores

79	Schuh stores and concessions

152	Johnston & Murphy stores and factory stores

2,386	TOTAL STORES

For fiscal 2013, we are forecasting capital expenditures to be $92 million and depreciation of about $59 million. Our store opening and closing plans by chain are as follows:

Company	New	Conversions	Close
Journeys Group	39		38
Journeys stores (U.S.)	15		10
Journeys stores (Canada)	12		0
Journeys Kidz stores	9		3
Shï by Journeys	3		3
Underground by Journeys	0		22

Johnston & Murphy Group	13		3

Schuh Group	16		0
Concessions	0		0
Schuh stores	16		0

Lids Sports Group	48	0	10
Lids hat stores (U.S.)	16	10	10
Lids hat stores (Canada)	14		0
Lids Locker Room (U.S.)	10	(9)	0
Lids Clubhouse	7	(1)	0
Lids Locker Room Canada	1		0
Total Openings and Closings	116	0	51

As always, we plan to be selective in opening new stores only where the economics create value for our shareholders. Therefore, store openings could vary from this forecast depending on opportunities in the real estate market.

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, earnings and operating margins), and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management in four years based on the achievement of certain performance objectives; the costs of responding to and liability in connection with the network intrusion announced in December 2010; the timing and amount of non-cash asset impairments; weakness in the consumer economy; competition in the Company’s markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company’s retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company’s ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company’s shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.